Exhibit 99.1

InSite Vision Reports Third Quarter 2012 Financial Results

Alameda, Calif., November 8, 2012 – InSite Vision Incorporated (OTCBB: INSV) today reported financial results for the quarter ended September 30, 2012. Total revenues for the third quarter of 2012 were $12.1 million, an increase of $5.5 million from the same quarter of 2011 primarily due to additional minimum royalties for AzaSite® from Merck. InSite Vision had cash, cash equivalents and short-term investments of $13.2 million as of September 30, 2012, reflecting cash usage of $4.3 million for the quarter. The company incurred approximately $1.2 million of external costs for the AzaSite Plus™ and DexaSite™ Phase 3 DOUBle and BromSite™ Phase 3 clinical trials in the quarter.

“InSite achieved important progress across our multiple late-stage product candidates during the third quarter. We completed enrollment of the Phase 3 DOUBle clinical study of AzaSite Plus and DexaSite for the treatment of blepharitis and initiated our Phase 3 clinical trial of BromSite for post-surgical pain and inflammation,” said Tim Ruane, InSite’s Chief Executive Officer. “In addition, we debuted our new DuraSite 2 ophthalmic drug delivery platform, which is designed to significantly enhance the duration of drug retention on the eye. Based on preclinical comparative data we reported in the quarter, we believe DuraSite 2 has the potential to become an industry standard for optimizing ocular therapeutics.”

Corporate and Commercial Highlights

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In September 2012, InSite Vision completed enrollment of 907 patients in the Phase 3 Dual Ophthalmic agents Used in Blepharitis (DOUBle) pivotal trial to evaluate AzaSite Plus and DexaSite simultaneously for the treatment of blepharitis. The company expects to complete the trial and announce top-line results by early 2013.

InSite’s blepharitis therapeutic candidates, AzaSite Plus and DexaSite, are formulated with InSite Vision’s DuraSite® drug delivery platform: AzaSite Plus combines the corticosteroid dexamethasone 0.1% with the antibiotic azithromycin 1% in DuraSite and DexaSite combines dexamethasone 0.1% with DuraSite. The DOUBle study enrolled patients with moderate-to-severe blepharitis in a four-arm trial designed to evaluate the efficacy and safety of both product candidates simultaneously.

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In July 2012, InSite commenced enrollment of patients in its Phase 3 clinical study of BromSite for the treatment of post-surgical ocular pain and inflammation. The study seeks to enroll approximately 240 patients undergoing cataract surgery in a two-arm study designed to evaluate the efficacy and safety of BromSite against the DuraSite vehicle alone. BromSite combines a low dose (0.075%) of the non-steroidal anti-inflammatory drug (NSAID) bromfenac with InSite Vision’s DuraSite drug delivery technology. Currently, 206 patients are enrolled in the Phase 3 clinical trial and results from the Phase 3 clinical study are expected in late 2012 or early 2013.

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In August 2012, InSite announced results from a preclinical comparative study of its new DuraSite 2 ophthalmic drug delivery technology demonstrating that DuraSite 2 achieved approximately 4 times the drug penetration into the eye tissues when compared to a standard anti-inflammatory eye drop. InSite expects to present data from its three-arm comparative study of DuraSite 2 at the Association for Research in Vision and Ophthalmology (ARVO) 2013 Annual Meeting.

DuraSite 2 is based on InSite’s proven original DuraSite technology, but incorporates a cationic polymer to achieve sustained and enhanced ocular delivery of drugs. InSite plans to launch a broad licensing program with the intent of making DuraSite 2 a standard drug delivery system in ophthalmologic drug development.

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In August 2012, InSite Vision and Merck amended the payment terms of the AzaSite license agreement such that Merck will pay to InSite, on a quarterly basis, the higher of the pro-rata annual minimum royalty or the earned royalty for 2012 and 2013. In addition, Merck paid InSite a $7.3 million catch-up payment for the difference between the earned royalties already paid for the fourth quarter of 2011 and the first and second quarters of 2012, and the pro-rata annual minimum royalties for those quarters. With this quarterly restructuring of the minimum royalty obligation in place, InSite believes that it will be able to meet its quarterly obligations to its Note Holders for its AzaSite secured notes through September 30, 2013.

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AzaSite (azithromycin ophthalmic solution) 1% royalties for the third quarter of 2012 were $11.5 million compared to $6.3 million for the same period of 2011. AzaSite is marketed in the U.S. by Merck for the treatment of bacterial conjunctivitis.

Included in the AzaSite royalties for the third quarter of 2012 and 2011 was a $9.3 million and $3.9 million, respectively, minimum royalty true-up by Merck required under the companies’ commercial licensing agreement. Under the agreement, Merck agreed to pay AzaSite royalties of at least $15 million and $17 million for the fiscal years ended September 30, 2011 and 2012, respectively. Merck has additional escalating minimum required royalty commitments for the fiscal year ending September 30, 2013.

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In the third quarter of 2012, InSite recorded $0.6 million in royalty revenues associated with Besivance® (besifloxacin ophthalmic suspension) 0.6%, compared to $0.3 million in same period of 2011. Besivance is marketed globally by Bausch + Lomb for the treatment of bacterial conjunctivitis.

Third Quarter 2012 Results Summary

Total revenues increased to $12.1 million for the third quarter of 2012 compared to $6.6 million for the same period in 2011. Earned royalties from Merck for net sales of AzaSite were $2.2 million and $2.4 million for the third quarter of 2012 and 2011, respectively. Total royalty revenues also included an additional $9.3 million and $3.9 million minimum royalty true-up from Merck in the third quarter of 2012 and 2011, respectively. The increase in royalties was driven by an increase of the required minimum royalty to $17 million for the fiscal year ended September 30, 2012 compared to $15 million for the same period in 2011. In addition, a decline in net sales of AzaSite by Merck further increased the minimum royalty true-up. For the fiscal year ended September 30, 2012, earned royalties for net sales of AzaSite decreased by 31% compared to the same period in 2011. For the third quarter of 2012, royalties from net product sales of Besivance increased by $0.3 million to $0.6 million.

Research and development expenses for the third quarter of 2012 were $2.6 million compared to $1.9 million in the same period in 2011. The increase was primarily related to the DOUBle Phase 3 clinical trial and the BromSite Phase 3 clinical trial. General and administrative expenses for the third quarter of 2012 were $1.6 million compared to $1.7 million in the same period in 2011. The change in fair value of the warrant liability resulted in non-cash expense of $0.1 million in the third quarter of 2012. The change in fair value of the warrant liability resulted in non-cash income of $1.4 million in the third quarter of 2011. The expense and income resulted from an increase or decrease, respectively, in the fair value warrant liability, which was due to fluctuations in the company’s stock price.

Net income for the third quarter 2012 was $5.1 million, or $0.04 per share, compared to $1.5 million, or $0.01 per share, in the third quarter 2011. The increase in net income was driven by an increase in royalty revenues, partially offset by a $1.4 million gain in the change in fair value of warrants recorded in 2011.

Conference Call Today

InSite Vision will host a conference call today beginning at 1:30 p.m. Pacific Time/4:30 p.m. Eastern Time to discuss its third quarter results.

Analysts and investors can participate in the conference call by dialing 888-679-8037 for domestic callers and 617-213-4849 for international callers using the pass code 68680828. A telephone replay will be available following the conclusion of the call by dialing 888-286-8010 for domestic callers and 617-801-6888 for international callers using the pass code 27814489.

The live conference call will also be webcast and available on the Investor Relations page of the company’s website at http://www.insitevision.com. A copy of this press release will be furnished to the Securities and Exchange Commission on a Form 8-K and posted on the company’s website prior to the call.

About InSite Vision

InSite Vision is advancing new ophthalmic products for unmet eye care needs based on its innovative DuraSite® platform technologies. The DuraSite drug delivery system extends the duration of drug retention on the surface of the eye, thereby reducing frequency of treatment and improving the efficacy of topical drugs. DuraSite is currently leveraged in two commercial products for the treatment of bacterial eye infections, AzaSite® (azithromycin ophthalmic solution) 1%, marketed in the U.S. by Merck, and Besivance® (besifloxacin ophthalmic suspension) 0.6%, marketed by Bausch + Lomb. InSite Vision is also advancing three novel ophthalmic therapeutics through Phase 3 clinical studies: AzaSite Plus™ and DexaSite™ for the treatment of eye infections, and BromSite™ for pain and swelling associated with ocular surgery. DuraSite 2® incorporates InSite’s proprietary bioadhesive core technology with a cationic polymer to achieve sustained and enhanced ocular delivery of drugs. The DuraSite 2 platform, once approved, will be applied to InSite’s future pipeline product candidates and available through a broad licensing program for advanced ophthalmic drug development. For further information on InSite Vision, please visit www.insitevision.com.

Forward-Looking Statements

This news release contains certain statements of a forward-looking nature relating to future events, such as: the status of InSite’s clinical trials, including the timing of enrollment completion and announcement of top-line results from its DOUBle Phase 3 clinical trial and the expected timing and announcement of its Phase 3 BromSite clinical trial; the benefits of and prospects for InSite’s product candidates; InSite’s ability to meet its obligations under its secured notes; InSite’s plans with respect to its DuraSite 2 platform technology and the statements in the quote from our Chief Executive Officer. Such statements entail a number of risks and uncertainties, including but not limited to: InSite’s ability to effectively design and conduct clinical trials for its product candidates, ability to meet the clinical endpoints for such trials and the timing thereof; InSite’s ability or willingness to use its cash to make payments under the AzaSite Notes; InSite’s reliance on third parties for the commercialization of its products including Merck and Bausch + Lomb and the effectiveness of the efforts of these third parties; the ability of InSite to maintain its corporate collaborations, particularly with Merck; the ability of InSite to enter into and maintain future corporate collaborations for its product candidates; InSite’s ability to obtain approval for its DuraSite 2 technology, to develop products incorporating such technology and its ability to license DuraSite 2 to third parties on favorable terms, or at all; InSite’s ability to adequately protect its intellectual property and to be free to operate with regard to the intellectual property of others and determinations of the U.S. Patent and Trademark Office regarding same; InSite’s ability to successfully defend against UCSF’s appeal of the USPTOs decision in favor of InSite; InSite’s ability to expand its product candidates and advance them through the clinic; InSite’s ability to effectively and on a timely basis enroll patients into its clinical trials, efficiently acquire materials necessary for its clinical trials and complete such clinical trials in a timely manner; InSite’s ability to compete effectively, either alone or through its partners; InSite’s ability to maintain and develop additional collaborations and commercial agreements with corporate partners, including those with respect to AzaSite; and determinations by the U.S. Food and Drug Administration. Reference is made to the discussion of these and other risk factors detailed in InSite’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K and its quarterly reports on Form 10-Q, under the caption “Risk Factors” and elsewhere in such reports and other filings with the Securities and Exchange Commission. Any forward-looking statements or projections are based on the limited information currently available to InSite, which is subject to change. Although any such forward-looking statements or projections and the factors influencing them will likely change, InSite undertakes no obligation to update the information. Such information speaks only as of the date of its release. Actual events or results could differ materially and one should not assume that the information provided in this release is still valid at any later date.

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Contact Information

InSite Vision

Louis Drapeau, Chief Financial Officer

510.747.1220

mail@insite.com

Media and Investor inquiries

BCC Partners

Michelle Corral

415.794.8662

Karen L. Bergman

650.575.1509

AzaSite® and DuraSite® are registered trademarks of InSite Vision Incorporated.

BESIVANCE® is a registered trademark of Bausch + Lomb Incorporated.

InSite Vision Incorporated

Condensed Consolidated Statements of Operations

For the Three and Nine Months Ended September 30, 2012 and 2011

(in thousands, except per share amounts; unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Revenues	$12,139	$6,613	$16,228	$12,792

Expenses:
Research and development	2,600	1,898	11,397	4,468
General and administrative	1,623	1,677	4,389	4,429
Cost of revenues, principally royalties to third parties	313	343	764	1,288

Total expenses	4,536	3,918	16,550	10,185

Income (loss) from operations	7,603	2,695	(322)	2,607
Interest expense and other, net	(2,358)	(2,547)	(7,282)	(7,672)
Change in fair value of warrant liability	(103)	1,363	1,145	1,363

Net income (loss)	$5,142	$1,511	$(6,459)	$(3,702)

Net income (loss) per share:
Basic	$0.04	$0.01	$(0.05)	$(0.04)

Diluted	$0.04	$0.01	$(0.05)	$(0.04)

Weighted average shares used in per-share calculation:
Basic	131,951	124,968	131,951	104,982

Diluted	132,584	126,726	131,951	104,982

Condensed Consolidated Balance Sheets

At September 30, 2012 and December 31, 2011

(in thousands; unaudited)

	September 30,	December 31,
	2012	2011
Assets:
Cash, cash equivalents and short-term investments	$13,220	$26,395
Receivables, prepaid expenses and other current assets	4,735	2,576
Property and equipment, net	379	345
Debt issuance costs, net	2,771	3,085

Total assets	$21,105	$32,401

Liabilities and stockholders’ deficit:
Accounts payable and accrued expenses	$3,679	$3,056
Accrued interest	1,073	1,171
Warrant liability	3,010	4,155
Non-recourse secured notes payable	53,668	58,558
Stockholders’ deficit	(40,325)	(34,539)

Total liabilities and stockholders’ deficit	$21,105	$32,401